JOINT VENTURE/ DISTRIBUTORSHIP AGREEMENT

          AdZone Research, Inc., Senticore, Inc., and The Justice Fund














                                 LAW OFFICES OF
                               RANDALL S. GOULDING
                             Attorney and Counselor
                                 3346 Commercial
                               Northbrook IL 60062
                    Phone:(847) 291-7711; fax (847) 291-7733







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                    JOINT VENTURE/ DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT is made and entered into this 9Th day of September 2004, by and between AdZone Research, Inc. ("AdZone" or the "Developer"), Senticore, Inc. a Delaware corporation ("Senticore"), and The Justice Fund ("TJF").

     Whereas, AdZone Research, Inc. ("AdZone") is a data mining/ data research firm, providing proprietary research of on-line activity;

     Whereas, AdZone has developed its proprietary Net Get system, which is almost entirely automated, designed for maximum flexibility, allowing virtually any type of web content to be monitored, stored and analyzed;

     Whereas, AdZone's Net Get system is also capable of monitoring the web for terrorist and criminal activity, and has commercial applications, which, for the most part, have not been utilized, due to AdZone's focus on government applications and government contracts;

     Whereas, AdZone's Net Get system can monitor on-line advertising information and is also capable of monitoring virtually anything on the web, in any format;

     Whereas, AdZone's Net Get system compiles research data by continuously monitoring over 500,000 web pages (URL's), permitting clientele companies to access critical information concerning what companies are advertising on-line, in what form, its frequency and cost;

     Whereas, The Justice Fund ("TJF") introduced AdZone to Senticore, Inc. ("Senticore"), a diversified business enterprise, holding various enterprises as investments and seeks to grow companies in which it has an interest;



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     Whereas, Senticore and TJF (hereinafter, jointly referred to as the
"Distributor") are desirous of becoming a distributor of, and marketing and exploiting AdZone's Net Get system for various commercial applications;

        Whereas, AdZone is desirous of having Senticore and TJF, jointly, as its distributor or marketing agent in and for Asia and South America;

     Whereas, Developer has the right to grant exclusively to Distributor, and Distributor desires to exploit, market, sell, service, distribute, use and promote Net Get, but only for commercial applications, in the territory of the continent of Asia and in South America (the "Territory");

     Whereas, Developer and Distributor have agreed to the terms and conditions governing such sales to Distributor, as hereinafter set forth; and

     Whereas, The Justice Fund, Ltd. (TJF), funded by The Nutmeg Group, LLC, with the use of AdZone's Net Get system, is currently endeavoring to engage therewith in the following ventures:

          1) Anti-spamming (using an "ant trap" or "spam trap", as developed by AdZone) to be marketed to internet service providers;

          2) Data mining technology, as developed by AdZone, for online copyright infringements and advertising infringements;

          3) Legal fund - TJF lends to personal injury plaintiffs, in exchange for an extremely attractive rate of interest. This will often enable plaintiffs to continue pursuit of their litigation, instead of abandoning their claim or settling at deep discounts, as many today are otherwise forced to do;

          4) Seeking information that may lead to Terrorist networks and financiers and other participants in Terrorist activities for the purpose of prosecuting claims and thus pursuing the assets of financiers and other participants, to the extent of accessible holdings worldwide.

     Whereas, TJF and Senticore recognize the distinct advantages to the use of AdZone's research capability and access critical information including the Net Get system;

     Whereas, TJF and AdZone recognize the distinct advantages to the use of and access to Senticore's contacts and TJF's contacts;




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     Whereas, AdZone is desirous of providing services and an exclusive license to the Net Get system to TJF and to Senticore, within the Territory.


NOW THEREFORE, in consideration of the herein contained recitations, the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

INTRODUCTORY SECTION
INCORPORATION BY REFERENCE

The foregoing recitations are hereby incorporated by this reference as though fully stated herein.

SECTION ONE
APPOINTMENT OF DISTRIBUTOR

Developer appoints Distributor as Developer's exclusive distributor, subject to the terms, conditions and limitations contained herein, within the Territory. Initiatives in the Territory that existed prior to this Agreement are excluded, and sales to those customers by the Distributor shall not be included in this Agreement, to the extent same is set forth herein.

SECTION TWO
REPRESENTATIONS AND WARRANTIES OF DEVELOPER

1. Developer represents that it is the owner of all the rights, title and interest in its process and technology known as Net Get and all trademarks, and goodwill related thereto, free of all encumbrances and claims. Developer further represents that it has the right to grant exclusively to Distributor an exclusive right to import, market, sell, and promote Net Get in the Territory, as well as the right to grant to Distributor the right to import, market, sell and promote Net Get in territories not yet covered by any other exclusive distributor.

2. Developer warrants and represents to Distributor that Net Get and related parts and supplies will be free of material defects in materials or workmanship at the time of shipment.

3. Developer shall indemnify and hold Distributor harmless against any and all claims, made against Distributor based upon, arising out of or in any way related to, absent any negligence on the part of Distributor, and will endeavor to obtain products liability insurance to protect the Distributor against the following:


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(i) Material defects in the design, manufacture, processes, materials, workmanship, specifications, installations, training or parts of Net Get technology furnished to Distributor or purchasers, Sublicensees or lessees through Distributor.

(ii) Developer's material breach of any of the terms, representations, warranties and covenants contained in this agreement.

SECTION THREE
RESPONSIBILITIES OF DEVELOPER

1. Developer shall, at its sole discretion, to the best of its ability, assist Distributor in procuring and closing Sales or Use Agreements (with Distributor's customers) for the purchase or use of Net Get.

2. Developer shall conduct its business in such a manner as to maintain, and where possible increase, the reputation of Distributor.

3. Developer shall, at its sole discretion, provide to Distributor, on a timely basis and in reasonable quantities, technical information, manuals, promotional material, relevant marketing data, where they exist, and quotations for Net Get system without cost of said materials as requested by Distributor, and shall proceed to fill requests expeditiously.

4. Developer may assist, at the request of the Distributor, in the drafting and completion of all Sales or Use Agreements solicited or obtained by Distributor.

5. Developer shall provide Distributor, with training in the installation, support and maintenance of Net Get system to better enable the Distributor to market and sell the proprietary technology in the Territory. The type, location and extent of training necessary shall be in the sole discretion of the Developer.

6. Developer shall, at its sole discretion, forward inquiries from any sources for purchases of Net Get to be used in the Territory to Distributor and shall, to the extent allowed by law, use its best efforts not to knowingly allow circumvention of the exclusivity of this Agreement by permitting the import, sale, lease or use of Net Get within the Territory through other than Distributor.

7. Developer agrees that Distributor shall install all Net Get and make repairs and/or replacements in accordance with Developer's product warranty and in accord with all prevailing standards regulations and codes on all Net Get sold or leased by Distributor.


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SECTION FOUR
RESPONSIBILITIES OF DISTRIBUTOR

1. Distributor shall use its best efforts to promote the sale and use of, and to solicit and secure orders for Developer, Net Get.

2. Distributor shall conduct its business in such a manner as to maintain, and where possible increase, the reputation of Developer and Developer's product.

3. Distributor shall make known to Developer in writing on forms provided by Developer, in a timely manner, each and every prospective purchaser which the Distributor believes has reached the level of a serious prospective customer.

4. Distributor shall provide Developer with a copy of completed Sales Agreements, in English, between the Distributor and its customers.

5. Distributor shall be solely responsible for expenses incurred and disbursements made in the performance of its rights and responsibilities under this Agreement. Distributor shall not incur any liability for such expenses and disbursements for the account of Developer, and shall indemnify Developer in relation to such expenses and disbursements.

6. Distributor shall not use any promotional material that has not been provided by Developer or approved in writing by Developer, and Distributor shall be responsible for the accuracy of all translated materials to and from English. Further, the Distributor shall be required to have all promotional material translated into the native tongue of the territory in which they are authorized to operate, and to produce and provide promotional materials to Distributor's customer candidates without cost to the Developer.

7. Distributor shall provide, from time to time as needed by Developer, market research if said market research is available to Distributor, to enhance Developer's ability to create effective advertising, new product development, and marketing materials.

8. Distributor shall use best efforts to identify and solicit, at Developer's request, customers who will allow and/or agree to demonstrations of operating Net Get for prospective customers and/or other marketing purposes.

9. Distributor shall not be responsible for repairs or replacements unless Distributor specifically agrees to such responsibility with respect to each and


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every separate Sales Agreement (with Distributor's customers).

SECTION FIVE
DISTRIBUTOR'S AUTHORITY LIMITATIONS

Unless specifically approved in writing by a duly authorized company representative, Distributor is not authorized and shall not do any of the following:

1. Represent that Distributor has any authority, whether express or implied, to make contracts in the name or binding on the Developer, to pledge Developer's credit or to extend credit in Developer's name.

2. Use Developer's name, trade names, trademarks, logos, and any other similar asset in which Developer has an intellectual property right in connection with Distributor's business other than in a manner expressly authorized in writing by Developer. This does not limit the Distributor's use of promotional material supplied or approved by the Developer.

SECTION SIX
DISTRIBUTOR PAYMENTS

All sales of Developer's Products to Distributor shall be made pursuant to this Agreement at such prices and on such terms as Developer shall establish from time to time as its Standard Distributor Prices which may be changed at the sole discretion of the Developer upon ninety (90) days written notice to Distributor. All prices are FOB Developer's plant unless otherwise stated in each Purchase Agreement or separately agreed to by both parties in writing.

Payment shall be separately defined by each and every separate Purchase Agreement for Developer's products. All funds shall be paid in United State's currency.

SECTION SEVEN
TERMINATION FOR CAUSE

Developer, at its sole discretion, may terminate this Agreement immediately upon written notice to Distributor for any of the following reasons:

1. Distributor breaches any material general or performance provision contained in this Agreement, and fails to cure said breach within thirty (30) days after written notice to do so. The language in this clause allowing thirty (30) days to cure a breach shall not apply to the required fee covered in Section Four, paragraph 10.


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2. Distributor breaches any provision of a non-disclosure agreement or the non-compete agreement signed in conjunction with this Agreement and attached hereto as "Exhibit A" and "Exhibit B" respectively.

3. Distributor fails to adhere to the time schedules and make payment in accord with the provisions of Section 4, Paragraph 10.

4. Distributor's insolvency or bankruptcy.

Within thirty (30) days after termination of this Agreement, Distributor shall submit the following to Developer:

     i. A complete list of all prospective and/or pending sales in which Distributor was involved prior to the termination;

     ii. A complete report on the current status of negotiations involving said prospective and/or pending sales, including the names of any cooperating organizations or individuals; and

     iii. All proprietary, technical, promotional, training, or marketing material provided to the Distributor as part of this Agreement.

Provided that Distributor complies with the foregoing termination responsibilities, in the event that any prospective or pending sale becomes the subject of a binding and effective sales agreement within six (6) months after the date the termination becomes effective, and Developer, at its sole discretion, determines that Distributor was the direct procuring cause of said sale, Distributor shall be entitled to complete such sale subject to the terms and conditions previously provided in Section Six.

SECTION EIGHT
THESE TERMS CONSTITUTE THE ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes and cancels all previous agreements and understanding with respect to the subject matter hereof. Any Amendment hereto shall be in writing referring to this Agreement and executed by the duly authorized officers of the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of the Agreement or any representations including its execution and delivery except those deliberately set forth. Each


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of the  parties  acknowledges  that such  party has  relied on the  party's  own judgment in entering into the agreement.

SECTION NINE
ASSIGNMENT

Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior written consent and approval of Developer, which may be withheld by Developer at Developer's sole and absolute discretion.

SECTION TEN
NOTICES

All notices to be given under this Agreement or of a formal nature requiring prompt action, shall be given in writing and sent by certified mail, return receipt requested to the address specified in this Agreement unless otherwise amended. Notice shall be deemed to have been received by proof of shipping, with proof of receipt, to the listed address provided by either party.

SECTION ELEVEN
ASSIGNMENT OF IMPROVEMENTS AND PATENTS

In the event that any research, development or discovery by Distributor shall result in a new invention, patent or improvement in the design or operation of Net Get ("New Development"), Distributor shall grant Developer a non-exclusive worldwide license, in perpetuity, to said New Development.

SECTION TWELVE
SUBAGENTS/EMPLOYEES

Distributor shall be solely responsible for the hiring, compensation, termination and all other matters relating to any persons, firms, companies or corporations employed or engaged by Distributor for any reason whatsoever, and shall indemnify Developer against any injuries, actions, or proceedings, arising from the employment or engagement of such persons or business entities.

In addition to the above responsibilities, the Distributor shall not disclose to any subagent and/or employee, who will assist the Distributor in the marketing and/or sale of the Developer's product, any information which is subject to the Non-Disclosure Agreement referred to in Section Seven, Paragraph Two, until such subagent and/or employee has signed an individual copy of said Non-Disclosure


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Agreement. The Distributor shall, in good faith, locally maintain original copies of appropriate non-disclosure agreements for its employees and/or subagents and shall, at the request of Developer from time to time, certify existence of same.

SECTION THIRTEEN
NON-DISCLOSURE & NON-COMPETITION

The Distributor shall sign and be bound by the terms and conditions contained within the Developer's Non-Disclosure Agreement and Non-Competition Agreement that are attached, and made a material part hereof, of this Distributorship Agreement. The Agreements are hereby identifies as Exhibits "A" and "B" respectively.

SECTION FOURTEEN
EXERCISE OF RIGHTS AND REMEDIES

Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default occurring before or after that waiver.

SECTION FIFTEEN
CO-DEVELOPMENT

AdZone will co-develop with TJF, a software download system based on its Net Get system to, which will scour the internet for online copyright infringements. AdZone and TJF will divide royalty recoveries and any other revenues from the exploitation of such technology, as follows:

Annual Revenues                        % to AdZone
---------------                        -----------
Up to $1,000,000                            25   %
From $1 Mil to $2 Mil                       27.5 %
From $2 Mil to $3 Mil                       30   %
From$3 Mil to $4 Mil                        32.5 %
Over $4 Mil                                 35   %,

the balance to TJF, TJF to pay all operating expenses. For purposes of this provision, the term "revenues" shall exclude "costs of goods sold," such as payments to victims, in the case of detecting and prosecuting claims for online copyright infringements.

SECTION SIXTEEN


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UNLIMITED SITE LICENSE

AdZone will furnish Distributor with an unlimited site license for its data compression and storage technology to be delivered in source code format to Distributor, for compressing, uncompressing and storing large amounts of image and binary data.

SECTION SEVENTEEN
DATABASE - TERRORIST NETWORKS AND FINANCIERS

AdZone will furnish TJF a database of information that may lead to Terrorist networks and financiers and other participants in Terrorist activities for the purpose of prosecuting claims and thus pursuing the assets of financiers and other participants, to the extent of accessible holdings in and outside of the US. Senticore will furnish TJF marketing, consulting services and share its contacts with TJF in the US, Asia and in South America, in pursuit of TJF's endeavors as above-enumerated. To the extent that AdZone's furnishing of such information causes revenues, AdZone shall receive 10% of such revenues, which will be in addition to any other income to be earned pursuant to this Agreement. To the extent that Senticore's marketing, consulting services and/or contacts cause revenues, Senticore shall receive 10% of such revenues, which will be in addition to any other income to be earned pursuant to this Agreement. TJF will pay all operating expenses.

SECTION EIGHTEEN
INITIAL FEES / MINIMUM ANNUAL FEES TO MAINTAIN EXCLUSIVE DISTRIBUTION RIGHTS

For and in consideration for the exclusive and non-exclusive distribution rights granted to Distributor, Distributor agrees to pay to the Developer three hundred thousand dollars ($300,000) by no later than November 30, 2004, Senticore will pay AdZone $150,000 (the "Senticore Fee"), and TJF will pay AdZone $150,000 (the "TJF Fee"). In addition, thereafter, Distributor shall, in order to maintain this Agreement and the exclusivity feature of this Agreement, agree to purchase, or cause to be purchased, within the Territory Developer's products on the following schedule as measured using Developer's Standard Distributor Prices:

        $500,000 U.S. during the second twelve (12) month period following the execution of this Agreement.
        $750,000 U.S. during the succeeding twelve (12) month period.
        $1 million U.S. during the succeeding twelve (12) month period.

Developer  and  Distributor  agree that  purchases  in any single  year shall be



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credited forward to meet the purchasing requirements in any subsequent year.

1. As a marketing fee, AdZone will pay Senticore $150,000 (the "AdZone Fee").

2. For the database of information, in accordance with SECTION SEVENTEEN, TJF will pay Senticore $100,000 (the "TJF Fee").

SECTION NINETEEN
ANNOUNCEMENTS

The parties agree to separately announce this transaction.

SECTION TWENTY
MISCELLANEOUS

1. Amendment. This agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements in regard hereto. This Agreement may not be amended unless the same is in writing, signed by both parties and is effected in accordance with this Agreement.

2. Dispute Resolution. In the event there is a dispute between the parties, the dispute shall be resolved by binding arbitration, the expense of which (including reasonable attorney's fees) shall be borne by the party against whom, or against whose position in the dispute, the arbitrator decides. If the parties cannot agree on the selection of an arbitrator of any such dispute within five
(5) days of the date the dispute arises, an arbitrator shall be appointed by the American Arbitration Association. The provisions of the Illinois Arbitration Act shall apply, except that the arbitrator shall grant each party the opportunity to conduct reasonable discovery.

3. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given, if personally delivered or if mailed by United States first-class mail, postage prepaid, addressed to such party, addressed as follows:

        a. Senticore, Inc:
           Jay Patel
           2410 Hollywood Blvd.,
           Hollywood, FL 33020

        b. AdZone Research,  Inc.:


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           Charles Cardona
           AdZone  Research,  Inc.
           4062 Grumman Blvd
           Ste 201
           Calverton, NY 11933

        c. The Justice Fund:
           Randall S. Goulding
           3346 Commercial
           Northbrook IL 60062
           Phone:(847) 291-7711; Fax:(847) 291-7733

Any notice or other communication shall be deemed to have been given to, or received by, the appropriate party as of the date on which it is personally delivered, or if mailed, on the third business day after the date on which it is deposited in the United States mail, or if telegraphed, telexed or sent by private courier service, on the business day after it is transmitted.

4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

5 Omitted.

6 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which constitute, collectively, one and the same agreement. In addition, this Agreement may contain more than one counterpart signature pages and may be executed by affixing of the signature of each of the parties to one of such counterpart signature pages and all such counterpart signature pages shall be read as one and shall have the same force and effect as though all the signers had signed the same signature page. 7 No Waiver. Failure or delay of any party in exercising any right or remedy under this Agreement, or any other agreement among them, or otherwise, shall not operate as a waiver thereof. The express waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by said party. No waiver will be effective unless and until it is in written form and signed by the waiving party.

8 Gender and Number. Wherever from the context it appears appropriate, each term stated in the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender.



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9 Headings. The captions in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. References in this Agreement to any Article, Section, Paragraph, Subparagraph or Schedule are to the same contained in this Agreement.

10 Validity and Severability. If any provision of this Agreement contravenes any laws and such contravention would thereby invalidate this Agreement, or to make a party liable for the obligations of the other, then such provision is declared to be invalid and subject to severance from the remaining portions of this Agreement and this Agreement shall be read and construed as though it did not contain such provision in a manner to give effect to the intention of the parties to the fullest extent possible.

11 No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims or have any rights pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.


Senticore, Inc:


/s/ Jay Patel
-------------
by:Jay Patel
Its: Chief Executive Officer


AdZone Research, Inc.:

/s/ Charles Cardona
-------------------
by: Charles Cardona
Its: Chief Executive Officer



THE JUSTICE FUND, LTD.

/s/ Ronald K. Goulding
----------------------
By: Ronald K. Goulding
Its: President



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                                   Exhibit "A"
                            Non-Disclosure Agreement

This confidentiality agreement ("Agreement") is entered into as of , 2004, by and between AdZone Research, Inc. ("Disclosing Party"), Senticore, Inc. a Delaware corporation ("Senticore"), and The Justice Fund ("TJF"), (Senticore and TJF jointly as the "Receiving Party"), Disclosing Party and Receiving Party being sometimes referred to in the alternative sense as being a "Party", and in the collective sense as being the "Parties". In connection with the Receiving Party's desire to consider or to enter into a transaction, with the Disclosing Party concerning Net Get ("Transaction"), the Disclosing Party has furnished and is furnishing certain information to the Receiving Party. The term "Information" shall mean all information that the Disclosing Party has furnished or is furnishing to the Receiving Party, whether furnished before or after the date of this Agreement, whether tangible or intangible, and in whatever form or medium provided, as well as all information generated by the Receiving Party, or by its Representatives, as defined below, that contains, reflects, or is derived from the furnished information.

In consideration of the Disclosing Party's disclosure to it of the following information, the Receiving Party agrees as follows:

1. Receiving Party will keep the Information confidential, and the Information will not, without prior written consent of the Disclosing Party, be disclosed by the Receiving Party, or by its officers, directors, partners, employees, affiliates, agents, or representatives (collectively, "Representatives"), in any manner whatsoever, in whole or in part, and shall not be used by the Receiving Party, or by its Representatives, or used other than in connection with the Transaction. Moreover, the Receiving Party agrees to transmit the information only to such or its Representatives who need to know the Information for the sole purpose of assisting the Receiving Party in evaluating the Transaction, who are informed of this Agreement, and who in writing agree to be bound by the terms hereof as if a party hereto. In any event, the Receiving Party shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Information. 2. Receiving Party furthermore agrees that, during the term of this Agreement, neither it, nor any of its affiliated companies, will, whether solely, or in combination with any third party, and whether directly or indirectly (including the making of passive investment):

        (a) make any application;
        (b) participate in any discussions with a governmental entity; or,
        (c)  participate  in any project;
concerning the Transaction, if the effect of the same would be to compete with Disclosing Party's efforts with respect to the Transaction.
3. The confidentiality undertakings of Receiving Party set forth in the preceding paragraph shall not apply to Information which:

     (a) was already known to the Receiving Party, as of the date of disclosure by the Disclosing Party hereunder;


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     (b) was already in possession of the public as of the date of the disclosure by the Disclosing Party, or, subsequent to such disclosure, becomes available to the public other than through the act or omission of the Receiving Party;

     (c) is acquired independently by the Disclosing Party from a third party that represents that it has the right to disseminate such information at the time it is acquired by the Receiving Party; or,

     (d) is required to be disclosed by the Receiving Party by a governmental order, decree, regulation or rule (provided that prior to making such a disclosure the Receiving Party shall comply with the provisions of the next following paragraph).

4. In the event that the Receiving Party, or anyone to whom it supplies the Information, receives a request to disclose all or any part of the Information under the terms of a subpoena or order issued by a court, or by a governmental body, the Receiving Party agrees to:

     (a) notify the Disclosing Party immediately of the existence, terms, and circumstances surrounding such request;

     (b) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request; and,

     (c) if disclosure of such Information is required to prevent the Receiving Party from being held in contempt or subject to other penalty, to furnish only such portion of the Information as, in the written opinion of counsel satisfactory to the Disclosing Party, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Information.
5. Without the prior written consent of the Disclosing Party, neither the Receiving Party, nor its Representatives, shall disclose to any person the fact that the Receiving Party has received any of the Information, or that discussions or negotiations are taking place concerning the Transaction, including the status thereof.
6. The Receiving Party agrees that, at the conclusion of the Transaction, or within ten (10) business days after the Disclosing Party's request, all copies of the Information in any form whatsoever (including but not limited to any drafts of the relevant contracts, reports, memoranda, or other materials prepared by the Receiving Party, or at its direction) will be delivered by the Receiving Party, and its Representatives, to the Disclosing Party.
7. Neither the Disclosing Party, nor any of its Representatives, has made or makes any representation or warranty as to the accuracy or completeness of the Information. The Receiving Party agrees that neither the Disclosing Party, nor its Representatives, shall have any liability to the Receiving Party, nor to any of its Representatives, resulting from the provision or use of the Information.
8. The Receiving Party acknowledges and agrees that, in the event of any breach of this Agreement, the Disclosing Party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, the Disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement, and that neither the Receiving Party, nor its Representatives, will oppose the granting of such relief. The Receiving Party also agrees to reimburse the Disclosing Party for all costs and expenses, including attorneys' fees, incurred by the Disclosing Party in attempting to enforce the obligations of the Receiving Party, or of its Representatives, hereunder.


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9. No failure or delay by the Disclosing  Party in exercising any right,  power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof.
10. This Agreement may be modified or waived only by a separate writing executed by both of the Parties expressly so modifying or waiving such Agreement.
11. If one or more provisions of this Agreement shall be held unenforceable, invalid, or illegal in any respect, such unenforceability, invalidity, or illegality shall not affect any other provision of this Agreement, which shall be construed as if such unenforceable, invalid, or illegal provision had never been a part hereof.
12. This Agreement shall be governed by and construed in accordance with the laws of Illinois (including its choice of law rules) applicable to contracts between residents of Illinois that are to be wholly performed within such state. Both Parties agree that any action or proceeding arising out of, or related in any way to this Agreement, shall be brought solely in a court of competent jurisdiction sitting in Illinois. The Parties hereby irrevocably and unconditionally consent to the jurisdiction of any such court and hereby irrevocably and unconditionally waive any defense of an inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding, and any right of jurisdiction on account of the place of residence or domicile of any Party thereto. The Receiving Party hereby irrevocably and unconditionally waives the right to a jury trial in connection with any claim arising out of or related to this Agreement, the Information, or the Transaction.
13. This Agreement does not establish a joint venture, partnership, or other type business entity between the Parties, and in no event shall the Parties represent to other persons that a joint venture, partnership, or other type of business entity has been formed. In addition, this Agreement shall not be construed as authorizing the order or purchase of consultancy, engineering or construction services or equipment for the Transaction.
14. The Receiving Party will not release any publicity, news releases, reports, advertising, or technical papers regarding Net Get technology related to or arising from this Agreement without prior written consent from the Disclosing Party.
15. This Agreement shall have a term, and the Receiving Party shall observe all of the above stated undertakings for a period, of five (5) years.
16. This Agreement comprises the full and complete agreement of the Parties hereto with respect to the disclosure of the confidential Information, and supercedes and cancels all prior communication, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

Senticore, Inc:

______________________________

by: __________________________


AdZone Research, Inc.:

______________________________

by: __________________________



The Justice Fund:

______________________________

by: __________________________

                                   Exhibit "B"
                            NON COMPETITION AGREEMENT

This agreement is made this day of 2004, between AdZone Research, Inc., a Delaware corporation (hereinafter "Company"), Senticore, Inc., a Delaware corporation ("Senticore"), and The Justice Fund ("TJF"), (Senticore and TJF jointly, hereinafter "Distributor").

In consideration of their mutual promises and agreements, Company and Distributor agree that from the date of this Agreement such Distributor shall not do any of the following during the period Distributor retains any relationship with the Company, nor for a period of three (3) years after Distributor terminates any relationship with the Company:
1. directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any competing business. For purposes of this Agreement ownership of securities not in excess of one percent (1%) of any class of securities of a public company shall not be considered to be in competition with Company;
2. knowingly persuade or attempt to persuade any known potential customer or known client to which Company has made a presentation, or with which Company has been having discussions, not to purchase Company products, or to purchase competing products;
3. solicit for himself or herself or any entity other than Company, a customer or client of Company;
4. persuade or attempt to persuade any employee of Company, or any individual who was its employee during the period in which Distributor is or was a Distributor of Company, to leave Company's employ, or to become employed by any person other than Company;
5. enter into, be engaged or interested, as a Distributor, officer, agent, employee or otherwise, in any business or undertaking which may compete in any manner with that of Company, nor will Distributor render any services to any person, firm or corporation other than Company, nor give any person, form or corporation any information concerning the business, products, prices, customers or affairs of Company; or
6. disclose or use any confidential or secret information relating to Company or any of its clients and customers. It is the desire and intent of the parties to this Agreement that the provision of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Agreement shall be adjudicated to be invalid or unenforceable, the Agreement shall be deemed amended to delete therefrom such provision or portion thereof adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made. The parties recognize that the market for Net Get is worldwide and that the restrictions of this Agreement apply throughout the world, and the parties recognize that a material breach of this agreement by the Distributor will result in financial harm to the Company exceeding $100,000 (U.S.), and that the performance of the obligations under this Agreement by each of the Distributors is special, unique and extraordinary in character, and that in the event of the breach by any such Distributor of the terms and conditions of this Agreement to be performed, Company, or any successor entity to Company, shall be entitled, if any of them so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by such Distributor or to enjoin such Distributor from performing services for any such person, firm or corporation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

Senticore, Inc:

______________________________

by: __________________________


AdZone Research, Inc.:

______________________________

by: __________________________



The Justice Fund:

______________________________

by: __________________________


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